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                                                                    EXHIBIT 23.2


                        Independent Accountants' Consent

The Board of Directors
The Reader's Digest Association, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-90576) on Amendment No. 1 to Form S-4 and related proxy statement/prospectus of The Reader's Digest Association, Inc. and subsidiaries (referred to herein as "the Company") of our report dated August 14, 2001, with respect to the consolidated balance sheets of the Company as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Annual Report on Form 10-K of the Company and to the reference to our firm under the heading "Independent Accountants" in the proxy statement/prospectus.

Our report refers to a change to the method of accounting for an investment in an affiliate from the cost method to the equity method and a change in the method of calculating the market-related value of pension plan assets used in the determination of pension expense.


/s/ KPMG LLP


New York, New York
July 2, 2002